UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Rubio’s Restaurants, Inc.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RUBIO’S RESTAURANTS, INC.

EMPLOYEE QUESTIONS AND ANSWERS

May 10, 2010

In an effort to openly share information and answer some of the questions you may have regarding the recent acquisition announcement, the following Q&A has been prepared. This document is provided for your information only. Inquiries from external parties, including investors and media, should be forwarded to Frank Henigman. After reviewing the Q&A document, if you have unanswered questions, please contact Frank Henigman.

We are committed to providing answers to your questions as quickly as possible and will provide regular updates as there is information to share. However, for legal reasons, please know that there will be certain information the company is prohibited from sharing.

General Topics

What was announced?

On Monday, May 10, 2010 we announced that Rubio's Restaurants, Inc. entered into a merger agreement to be acquired by an affiliate of Mill Road Capital, a leading private equity firm with significant expertise in the fast casual segment of the restaurant industry. Pursuant to the terms of the merger agreement, Mill Road has agreed to purchase all of the outstanding shares of Rubio’s common stock, at a price of $8.70 per share, for a total value of approximately $91 million.

Why an acquisition and why now?

This transaction is the culmination of a thorough process that began in January 2010, when we announced we were exploring our strategic alternatives. Since then, our Board of Directors, including a Special Committee of our Board of Directors, has been examining several paths for growth at Rubio’s, and ultimately determined that a sale to Mill Road would ensure the best outcome for our stockholders, employees and customers. We are pleased to have reached this agreement with Mill Road, which creates substantial value for our stockholders.

Who is Mill Road?

Mill Road Capital is a Connecticut based investment firm founded by a core group of former professionals of The Blackstone Group.  Mill Road focuses exclusively on investing in outstanding small publicly traded companies.  Mill Road invests on behalf of a prominent international group of limited partners including state pension funds, foundations, endowments and insurance companies.  Mill Road’s investors committed their capital for 10 years, allowing a very long investment horizon.  Mill Road has flexible capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or partner with management and sponsor going-private transactions. More information can be found at http://millroadcapital.com.

What are the potential benefits of this acquisition?

Mill Road brings in-depth sector knowledge of the fast casual restaurant landscape and an exceptional track record of supporting growth. We believe this partnership will create opportunities for our employees and positions us well for the future. We believe that Mill Road is committed to building value in Rubio’s as a long-term investor. Mill Road’s desire to add Rubio’s to its portfolio underscores our solid business model, the talent of our people and the significant progress we have made in transforming Rubio’s into a formidable competitor in the fast casual segment.

Transaction

How much is Mill Road paying for this transaction? What are the terms of the acquisition? Is this a stock or cash transaction?

Mill Road has agreed to purchase all of the outstanding shares of Rubio’s common stock for a cash purchase price of $8.70 per share, for a total value of approximately $91 million.

Did we receive other proposals? When? What terms?

The details regarding the background of the transaction process and other proposals will be available in the proxy statement we will be required to file with the Securities and Exchange Commission in connection with the special meeting of our stockholders to vote on the transaction.

What process did our Board follow in making its decision?

Our Board, in consultation with its financial and legal advisors, and upon approval and recommendation of a Special Committee of independent members of our Board, carefully reviewed the Mill Road proposal and determined that is was in the best interests of Rubio’s stockholders.

What will be the composition of the stockholder base for the surviving company post-transaction?

This is an all cash transaction. If the transaction closes, Rubio’s stockholders will receive cash for their shares and will not be stockholders of the surviving company post-transaction.

Will the Rubio’s management team remain in place?

Mill Road has indicated that it is looking forward to working with the existing management team.

General Employees

Will there be changes in the operation of our business?

Rubio’s will continue to operate business-as-usual through the completion of the transaction, and we are working closely with Mill Road to ensure a smooth, seamless transition. We will continue our focus on creating Raving Rubio’s Fans.

What does this mean for employees? What should employees do as a result of this announcement?

In the short-term it is business as usual. To maintain the value of our brand we encourage everyone to stay focused on our existing objectives and priorities and participate in and support the transition efforts. The best course of action for all of us is to remain focused on providing our guests with great food and service in clean restaurants. We will communicate additional relevant information as it becomes available.

Will this impact my job?

We do not have any information regarding specific actions that may result from the announcement or the commencement of the transaction, but Mill Road recognizes that each of us is an integral part of Rubio’s success and they consider us to be a key component of Rubio’s continued transformation and growth.

What should I tell people outside Rubio’s who ask me about the transaction?

If you are contacted by the media or other outside parties regarding the transaction, consistent with our policy, please direct any inquiries to Frank Henigman.

When will you tell me more?
We will do our best to keep everyone updated as the process unfolds; however, it is important to understand that we must abide by certain legal and regulatory requirements throughout this process, which at times restricts our communications.

Employee Benefits

Will there be changes to employee health care benefits?

Mill Road has not advised us that they intend to make changes to our current health care benefits.

Will accrued vacation be carried forward when the acquisition closes?

We anticipate no changes in our vacation policies currently in force

Employee Stock and Stock Options

I own Rubio’s common stock. What will happen to my common stock?

We will be providing details as to how the transaction will affect those who hold options or restricted stock units (RSUs) in the near future

Forward-looking Statements

This document contains certain forward-looking statements about Rubio's that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to satisfy the other conditions to completion of the merger; (3) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (4) other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Results of Operations and Financial Condition" sections of Rubio's Securities and Exchange, or SEC, filings.  Many of the factors that will determine the outcome of the merger are beyond Rubio's ability to control or predict.  Rubio's undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

All parties desiring details regarding the transaction are urged to review the definitive agreement when it is available on the SEC's website at http://www.sec.gov. In connection with the proposed transaction, Rubio's will file with the SEC a proxy statement, and Rubio's plans to file with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC's website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Rubio's Restaurants, Inc., Attention:  Frank Henigman, 1902 Wright Place, Suite 300, Carlsbad, CA 92008, or from Rubio's website, http://www.rubios.com.
Rubio's and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from stockholders of Rubio's in favor of the proposed merger. Information regarding Rubio's directors and executive officers is contained in Rubio's Form 10-K filed with the SEC on March 26, 2010, as amended by the Form 10-K/A filed with the SEC on April 26, 2010. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC (when available).